EXHIBIT 99
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                                   EXHIBIT 99




PRESS RELEASE                                                     March 10, 1998

Thomas J. Leiferman                   Contact: Thomas J. Leiferman
Little Falls, MN  56345                        President/Chief Executive Officer
                                               (320) 632-5461

                        Mississippi View Holding Company
           Announces Termination of Listing on Nasdaq SmallCap Market

         Little Falls, Minnesota -- March 10, 1998 -- Mississippi View Holding Company (Nasdaq: "MIVI"), the parent holding company of Community Federal Savings and Loan Association of Little Falls (the "Association"), announced that the Corporation has been notified by the Nasdaq Stock Market that, effective the close of business on March 16, 1998, its common stock will no longer be listed on the Nasdaq SmallCap Market.

         Thomas J. Leiferman, President of the Corporation, noted that "The Board consulted with its advisors as to the pros and cons of maintaining its Nasdaq listing, including the potential actions needed to maintain its listing (such as a stock split). The Board reviewed options and factors such as the limited trading market for Corporation's stock (an average daily volume during calendar 1997 of 1,109 shares per day with almost one half of such volume being repurchases by the Corporation) and the annual cost to remain listed on the Nasdaq SmallCap Market (current annual fee of $4,000). The Board concluded that many community banking institutions are listed on the OTC Bulletin Board due to the limited trading in their stock and that moving to the OTC Bulletin Board is in the best interests of stockholders. The Corporation expects brokers to continue to make a market in the common stock on the OTC Bulletin Board."

         Mr. Leiferman further noted that the Corporation expects, to the extent feasible and permissible under law, to continue to be a purchaser of its own stock.

         The Corporation is a unitary savings and loan holding company. The principal business of the Association is attracting deposits from the general public and investing such deposits, together with other sources of funds, in investment securities and loans secured primarily by residential real estate located in Morrison County, Minnesota. To a lesser extent, the Association also makes consumer loans.

         The Corporation and the Association operate from an office located at 35 East Broadway, Little Falls, Minnesota. At December 31, 1997, the Corporation had total consolidated assets and stockholders' equity of approximately $68.6 million and $12.5 million, respectively.